Infrax Systems, Inc.
6365 53rd Street N.,
Pinellas Park, Florida 33781
(727) 498-8514

June 13, 2011

Mr. Patrick Gilmore
Division of Corporate Finance
Securities and Exchange Commission
Washington DC 20549

Re:	Infrax Systems, Inc.
Form 10-K for the Fiscal Year Ended June 30, 2010
Filed September 28, 2010
File No. 000-52488

We are in receipt of your comment letter dated May 18, 2011 and request an extension for our response until June 17, 2011.

Thank you,

/s/ Peter Messineo
Peter Messineo
Chief Financial Officer
Infrax Systems, Inc.